Exhibit 99.1

Investor Contacts Linda Ventresca AXIS Capital Holdings Limited investorrelations@axiscapital.com (441) 405-2727	Media Contacts Joseph Kuo Kekst and Company (212) 521-4800

AXIS CAPITAL REPORTS RECORD FIRST QUARTER NET INCOME OF $238 MILLION

DILUTED EARNINGS PER SHARE OF $1.48 AND

ANNUALIZED RETURN ON AVERAGE COMMON EQUITY OF 20%

Pembroke, Bermuda, April 28, 2008 - AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today reported net income available to common shareholders of $238 million, or $1.48 per diluted common share for the first quarter of 2008, compared with net income of $228 million, or $1.37 per diluted common share, for the first quarter of 2007.

Operating income for the first quarter of 2008 was $205 million, or $1.28 per diluted share, compared with $227 million, or $1.37 per diluted common share, for the first quarter of 2007. This same item excluding foreign exchange gains, net of tax, for the first quarter of 2008 was $186 million, or $1.16 per diluted common share, compared with $225 million, or $1.36 per diluted common share, for the corresponding period of 2007.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Operating Highlights

AXIS Capital delivered another strong performance this quarter, which included the following highlights:

•	Net income available to common shareholders increased by 4% to $238 million;

•	Our combined ratio of 81.2% was comparable with the prior year quarter;

•	Annualized return on average common shareholders’ equity was 20%;

•	Shareholders’ equity increased 16% from March 31, 2007 and 4% from December 31, 2007 to $5.4 billion; and

•	Diluted book value per common share increased by 19% from March 31, 2007, and by 4% from December 31, 2007, to $29.96.

Commenting on the first quarter 2008 financial results, John Charman, Chief Executive Officer and President of AXIS Capital, stated: “We are very pleased that our diversified underwriting portfolio and our continued strong operating cash flow delivered a 20% annualized return on average common equity for the quarter. These results were achieved despite the strong negative headwinds presented by a combination of unusually high levels of worldwide risk losses, cat losses and unprecedented turbulence in the financial markets. We expect that the extreme competitive challenges across all product lines will continue to prevail throughout the insurance marketplace. Reinsurance business, we believe, will be much more stable in pricing, terms and conditions throughout the rest of the year. It is anticipated that the financial markets will remain difficult. We remain confident that quality results remain achievable with our conservative balance sheet and defensive and disciplined underwriting posture.”

Segment Highlights

Insurance Segment

Our insurance segment reported underwriting income for the quarter of $62 million, up 5%, from the first quarter of 2007. This was primarily due to the improvement in the segment’s combined ratio from 81.5% in the prior year quarter to 79.8% in the current quarter. This improvement was driven by a higher level of net favorable prior year reserve development. The net favorable reserve development in the current quarter was $55 million, or 18.2 ratio points, compared with $29 million, or 9.1 ratio points, in the first quarter of 2007.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Our loss ratio before net favorable development increased 3.3 ratio points to 71.4%, and was impacted by an unusually high number of individual property risk losses this quarter. By our current estimates, worldwide insured large risk losses this quarter exceed $3 billion. Our estimated net losses from these in our insurance segment were $25 million. Our general and administrative ratio increased 4.7 ratio points, due to the combined impact of a reduction in net premiums earned and increased staffing costs compared to last year.

Our insurance segment reported gross premiums written in the quarter of $435 million, which was in line with the prior year quarter. We reduced our gross premium written for many of our property and casualty insurance lines this quarter as a result of competitive market conditions. Offsetting this, we wrote additional political risk business, and our professional lines book benefited from renewal rights acquired in conjunction with our purchase of the assets and operations of Media Pro in the second quarter of 2007. Ceded premiums were 37% of gross premiums written in the current quarter compared to 35% in the first quarter of 2007 and reflected an expansion of reinsurance coverage.

Reinsurance Segment

Our reinsurance segment reported underwriting income of $77 million, down 11% from the first quarter of 2007. The decrease was partially related to a declining premium base with gross premiums written declining 4% to $829 million this quarter. Excluding the favorable impact of foreign exchange rate movements, the decrease in gross written premiums was approximately 9%, and primarily reflected the impact of competitive market conditions in many of our lines and increased cedant retentions, particularly in our U.S casualty reinsurance lines. The decline also relates to premium adjustments on prior year proportional and non-proportional treaties. In aggregate, these resulted in a negative impact of $11 million this quarter as compared with a positive impact of $12 million in the prior year quarter.

Our reinsurance segment reported a combined ratio of 78.6%, an increase of 1.8 ratio points over the first quarter of 2007. Net favorable reserve development of $34 million, or 9.3 ratio points, compared with $37 million, or 10.1 ratio points, in the first quarter of 2007. Our loss ratio before net favorable development of 65.6% was comparable with the prior year quarter.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Investments

Pre-tax investment income, including net realized investment gains, decreased $4 million, or 3%, to $121 million for the quarter. Pre-tax net investment income, excluding net realized investment gains, decreased $40 million, or 32%, to $86 million for the quarter.

Pre-tax net investment income from our fixed income and cash portfolios increased $21 million, or 20%, reflecting an increase in our average investment balances. This was offset by a $61 million reduction in pre-tax net investment income from our alternative investment portfolio (“other investments”), the majority of which emanated from credit-related funds, and, to a lesser extent, hedge funds. The deterioration in the market value of these funds during the quarter reflected the ongoing technical imbalances and illiquidity proliferating throughout the credit markets resulting in a continued re-pricing of risk. Pre-tax net realized investments gains were $36 million this quarter, compared to negligible net realized gains in the first quarter of 2007.

Interest Expense

Our interest expense for the quarter was $8 million compared to $15 million in the first quarter of 2007. The reduction relates to the termination of our $400 million repurchase agreement in September 2007, following the related sale of a life settlement investment.

Capitalization / Shareholders’ Equity

Total capitalization at March 31, 2008 was $5.9 billion, including $0.5 billion of long-term debt and $0.5 billion of preferred equity, compared to $5.7 billion at December 31, 2007. At March 31, 2008, diluted book value per common share, on a treasury stock basis, was $29.96 and book value per common share was $33.69, compared to $28.79 and $32.69 respectively, as of December 31, 2007.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Conference Call

We will host a conference call on Tuesday April 29th, 2008 at 8:00 AM (Eastern) to discuss the first quarter financial results and related matters. The teleconference can be accessed by dialing (800) 659-2037 (U.S. callers) or (617) 614-2713 (international callers) and entering the pass code 80615809 approximately ten minutes in advance of the call. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company’s website at www.axiscapital.com.

In addition, a financial supplement relating to our financial results for the quarter ended March 31, 2008 is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at March 31, 2008 of $5.4 billion and locations in Bermuda, the United States, Europe and Singapore. Its operating subsidiaries have been assigned a rating of “A” (“Excellent”) by A.M. Best and a rating of “A” (“Strong”) by Standard & Poor’s. AXIS Capital has been assigned a senior unsecured debt rating of Baa1 (stable) by Moody’s Investors Service and BBB+ (stable) by Standard & Poor’s. For more information about AXIS Capital, visit our website at www.axiscapital.com.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2008 (UNAUDITED) AND DECEMBER 31, 2007

	2008	2007
	(in thousands, except per share amounts)
Assets
Investments:
Fixed maturity investments available for sale, at fair value	$8,423,794	$8,331,666
Other investments, at fair value	652,111	645,987

Total investments	9,075,905	8,977,653
Cash and cash equivalents	1,578,801	1,332,921
Accrued interest receivable	80,990	87,338
Insurance and reinsurance premium balances receivable	1,607,609	1,231,494
Reinsurance recoverable balances	1,330,965	1,280,295
Reinsurance recoverable balances on paid losses	95,348	76,598
Deferred acquisition costs	369,000	276,801
Prepaid reinsurance premiums	238,466	242,940
Securities lending collateral	1,025,343	865,256
Net receivable for investments sold	18,086	86,356
Goodwill and intangible assets	61,344	61,653
Other assets	158,337	156,004

Total assets	$15,640,194	$14,675,309

Liabilities
Reserve for losses and loss expenses	$5,814,208	$5,587,311
Unearned premiums	2,574,755	2,146,087
Insurance and reinsurance balances payable	225,715	244,988
Securities lending payable	1,024,752	863,906
Senior notes	499,288	499,261
Other liabilities	130,054	175,134

Total liabilities	10,268,772	9,516,687

Shareholders’ Equity
Preferred shares - Series A and B	500,000	500,000
Common shares	1,875	1,850
Additional paid-in capital	1,902,336	1,869,810
Accumulated other comprehensive (loss) income	(104)	22,668
Retained earnings	3,176,654	2,968,900
Treasury shares, at cost	(209,339)	(204,606)

Total shareholders’ equity	5,371,422	5,158,622

Total liabilities and shareholders’ equity	$15,640,194	$14,675,309

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007

	2008	2007
	(in thousands, except per share amounts)
Revenues
Net premiums earned	$658,634	$685,304
Net investment income	85,651	125,280
Net realized investment gains	35,685	301
Other insurance related income	2,002	1,940

Total revenues	781,972	812,825

Expenses
Net losses and loss expenses	361,681	392,797
Acquisition costs	94,480	98,139
General and administrative expenses	78,750	62,606
Foreign exchange gains	(20,297)	(2,391)
Interest expense and financing costs	7,958	15,144

Total expenses	522,572	566,295

Income before income taxes	259,400	246,530
Income tax expense	12,459	9,747

Net income	246,941	236,783
Preferred share dividends	(9,219)	(9,204)

Net income available to common shareholders	$237,722	$227,579

Weighted average common shares and common share equivalents:
Basic	143,239	150,433

Diluted	160,184	166,035

Earnings per common share:
Basic	$1.66	$1.51

Diluted	$1.48	$1.37

Cash dividends declared per common share	$0.185	$0.165

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED SEGMENTAL DATA (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2008

	2008
	Insurance	Reinsurance	Total
Gross premiums written	$434,857	$829,324	$1,264,181
Net premiums written	271,732	820,043	1,091,775
Net premiums earned	299,557	359,077	658,634
Other insurance related income	1,187	815	2,002
Net losses and loss expenses	(159,450)	(202,231)	(361,681)
Acquisition costs	(31,714)	(62,766)	(94,480)
General and administrative expenses	(47,819)	(17,370)	(65,189)

Underwriting income	$61,761	$77,525	139,286

Corporate expenses			(13,561)
Net investment income			85,651
Net realized investment gains			35,685
Foreign exchange gains			20,297
Interest expense and financing costs			(7,958)

Income before income taxes			$259,400

Net loss and loss expense ratio	53.2%	56.3%	54.9%
Acquisition cost ratio	10.6%	17.5%	14.3%
General and administrative expense ratio	16.0%	4.8%	12.0%

Combined ratio	79.8%	78.6%	81.2%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED SEGMENTAL DATA (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2007

	2007
	Insurance	Reinsurance	Total
Gross premiums written	$436,488	$866,134	$1,302,622
Net premiums written	282,046	857,311	1,139,357
Net premiums earned	314,932	370,372	685,304
Other insurance related income	767	1,173	1,940
Net losses and loss expenses	(185,952)	(206,845)	(392,797)
Acquisition costs	(35,348)	(62,791)	(98,139)
General and administrative expenses	(35,523)	(14,743)	(50,266)

Underwriting income	$58,876	$87,166	146,042

Corporate expenses			(12,340)
Net investment income			125,280
Net realized investment gains			301
Foreign exchange gains			2,391
Interest expense and financing costs			(15,144)

Income before income taxes			$246,530

Net loss and loss expense ratio	59.0%	55.8%	57.3%
Acquisition cost ratio	11.2%	17.0%	14.3%
General and administrative expense ratio	11.3%	4.0%	9.1%

Combined ratio	81.5%	76.8%	80.7%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURE RECONCILIATION

OPERATING INCOME AND OPERATING INCOME EXCLUDING

FOREIGN EXCHANGE GAINS, NET OF TAX

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007

	2008	2007
Net income available to common shareholders	$237,722	$227,579
Adjustment for net realized investment gains	(35,685)	(301)
Adjustment for associated tax impact	2,742	(139)

Operating income	204,779	227,139
Adjustment for foreign exchange gains	(20,297)	(2,391)
Adjustment for associated tax impact	1,208	166

Operating income excluding foreign exchange gains, net of tax	$185,690	$224,914

Net income per share - diluted	$1.48	$1.37
Adjustment for net realized investment gains	(0.22)	—
Adjustment for associated tax impact	0.02	—

Operating income per share - diluted	1.28	1.37
Adjustment for foreign exchange gains	(0.13)	(0.01)
Adjustment for associated tax impact	0.01	—

Operating income excluding foreign exchange gains, net of tax	$1.16	$1.36

Weighted average common shares and common share equivalents - diluted	160,184	166,035

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the occurrence of natural and man-made disasters, (2) actual claims exceeding our loss reserves, (3) the failure of any of the loss limitation methods we employ, (4) the effects of emerging claims and coverage issues, (5) the failure of our cedants to adequately evaluate risks, (6) the loss of one or more key executives, (7) a decline in our ratings with rating agencies, (8) the loss of business provided to us by our major brokers, (9) changes in governmental regulations, (10) increased competition, (11), interest rate and/or currency value fluctuations, (12) general economic conditions and (13) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

In this release, we have presented the following non-GAAP financial measures:

1.	Operating income. This represents net income available to common shareholders, before the after tax impact of net realized gains and losses on investments;

2.	Operating income, excluding the after tax impact of foreign exchange gains/losses.

We have included these measures as we believe that security analysts, rating agencies and investors believe that realized gains and losses and foreign exchange, where an actively managed foreign exchange program is not in place, are largely opportunistic and are a function of economic and interest rate conditions. As a result, we believe that they evaluate earnings before realized gains and losses and foreign exchange, adjusted for tax, to make performance comparisons with our industry peers.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com